EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-144661, 333-143381, 333-125502, 333-116141 and 333-109779 on Form S-8 and Registration Statement No. 333-115153 on Form S-3 of our reports relating to the consolidated financial statements of Citadel Broadcasting Corporation and subsidiaries (which report expresses an unqualified opinion and includes a explanatory paragraphs relating to the adoption of Statement of Financial Accounting Standards No. 123R, Share-Based Payment and the adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109) and the effectiveness of internal control over financial reporting dated February 29, 2008, appearing in this Annual Report on Form 10-K of Citadel Broadcasting Corporation and subsidiaries for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP
Los Angeles, California
February 29, 2008